RESULTS OF ANNUAL SHAREHOLDER VOTE

      An Annual Meeting of Shareholders of the COMPANY was held at the Sheraton Detroit Novi, 21111 Haggerty Road, Novi, Michigan, on August 3, 2007 for the following purposes:

      1. To elect five Directors to hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified.

	      Directors Elected at Meeting	  Votes For
            ----------------------------    ----------
            Joseph A. Ahern		      38,812,736
	    Robert J. Cappelli	              38,964,925
            Dennis D. Johnson	              38,703,772
	    Janice Loichle	              38,884,377
	    Thomas L. Saeli	              38,855,219

      2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the COMPANY for the fiscal year ending
December 31, 2007.

Votes For:                38,793,052
Votes Against:               171,301
Votes to Abstain:            549,895


      3. To modify the investment advisory schedule for the Retirement Income Fund.

Votes For:                21,197,094
Votes Against:             1,598,362
Votes to Abstain           1,068,070

      4. To modify the investment advisory schedule for the Balanced Fund.

Votes For:                10,146,552
Votes Against:               716,084
Votes to Abstain             502,041

     5. To modify the investment advisory schedule for the Equity Growth Fund.

Votes For:                 3,821,557
Votes Against:               264,653
Votes to Abstain             199,834